INDEMNITY AGREEMENT

                                 October 1, 2000

         Reference is made to the Master Agreement dated October 1, 2000 by and between Pacific Financial Group, Inc. ("PFG"); and AutoCorp Equities, Inc., ACE Motor Co., Inc. and AutoCorp Financial Services, Inc. (collectively "ACE") (the "Master Agreement"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Master Agreement.

         Pursuant to paragraphs 11 and 12 of the Supplemental Agreement and for valuable consideration, the parties agree as follows:

1. PFG hereby indemnifies and agrees to hold ACE and its affiliates, officers, directors, shareholders, agents, representatives, employees, professionals and successors harmless from any and all obligations, claims, liabilities and costs or expenses (i) which may directly or indirectly arise from or be related to (a) any sales tax claims which may now or hereafter be asserted against ACE by any taxing authority or
         (b) the servicing or collection practices of PFG or AP, in each case with respect to any retail installment contract acquired from ACE at any time prior to on or after October 1, 2000, and (ii) which may be based upon or be claimed to be due as a result of (x) any sale, transfer or other disposition of any motor vehicle or any retail installment contract by any of PFG, AP or ACE at any time prior to, on or after October 1, 2000, or (y) the transactions contemplated by the Master Agreement.

2. ACE hereby indemnifies and agrees to hold each of PFG and AP and their respective affiliates, officers, directors, shareholders, agents, representatives, employees, professionals and successors harmless from and against any and all obligations, claims, liabilities and costs or expenses which may be based upon, or be claimed to be due as a result of (i) any sale, transfer or other disposition of any motor vehicle or any retail installment contract by ACE on or after October 1, 2000,
         (ii) the servicing or collection practices of ACE with respect to any retail installment contract transferred to ACE by PFG or AP at any time prior to, on or after October 1, 2000, (iii) the assumption by ACE of the lease payments due to equipment lessors in transactions in which PFG or AP are lessees, from and after October 1, 2000 for the computer equipment described on Exhibit G attached to the Master Agreement, (iv) any dealings between ACE and PFG or AP prior to October 1, 2000, and
         (v) the transactions contemplated by the Master Agreement.

3. If any proceeding (including any governmental investigation) shall be instituted directly or indirectly involving a party entitled to indemnification hereunder (the "Indemnitee"), then Indemnitee shall promptly notify the indemnifying party (the "Indemnitor"), in writing, and Indemnitor, upon receipt of written request from Indemnitee shall retain counsel reasonably satisfactory to Indemnitee to represent Indemnitee and any others that Indemnitee may designate in such proceeding and thereupon Indemnitor shall promptly pay the fees and expenses of such counsel. However, the omission to so notify Indemnitor will not relieve it from any liability which it may have to Indemnitee and will not relieve it from any liability to the extent it is not materially prejudiced as a proximate result of such failure. If any such action is brought against Indemnitee, Indemnitor will be entitled to participate therein, and to the extent that it may wish to assume the defense thereof, and after notice from Indemnitor to Indemnitee of Indemnitor election to so assume the defense thereof, Indemnitor will be not liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation unless Indemnitor does not so assume the defense thereof if given the opportunity to do so. In any such proceeding, Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless Indemnitor and Indemnitee shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both Indemnitor and Indemnitee and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is further understood that, in any case, Indemnitor shall, in addition to the separate firm described above, be responsible for any fees and expenses of local counsel necessary in connection with any such proceedings and shall pay all legal fees and expenses promptly as they are incurred. Indemnitor shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Indemnitor agrees to indemnity Indemnitee from and against any loss or liability by reason of such settlement or judgment. Indemnitor shall not, without the prior written consent of Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which Indemnitee is or could have been a party and indemnity could have been sought hereunder by Indemnitee unless such settlement includes an unconditional release of Indemnitee from all liability arising out of such proceeding.

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4.       This agreement  shall be construed in accordance  with the  substantive laws of the State of Texas (without regard to conflicts of laws principles).

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                           PACIFIC FINANCIAL GROUP, INC.


                                           By:_____________________________
                                                 Bill C. Bradley, President


                                           AUTOCORP EQUITIES, INC.


                                           By:_____________________________
                                                 Charles Norman, President


                                           ACE MOTOR CO., INC.


                                           By:_____________________________
                                                 Charles Norman, President